Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS
    ZEELAND, MI -- (GLOBE NEWSWIRE - October 23, 2026) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, and consumer electronics, today reported financial results for the three and nine months ended September 30, 2026.
Third Quarter 2026 Highlights
•Net sales of $647.7 million
•North American automotive revenue growth outpaced regional light vehicle production by approximately 800 basis points
•Gross margin of 33.4%
•Income from operations (GAAP) $115.1 million; adjusted income from operations (non-GAAP) $118.8 million
•Net income attributable to Gentex (GAAP) $90.6 million; adjusted net income attributable to Gentex (non‑GAAP) $97.8 million
•Earnings per diluted share attributable to Gentex (GAAP) $0.43; adjusted earnings per diluted share (non‑GAAP) $0.47
•Share repurchases: 5.7 million shares repurchased during the quarter for a total of $132.6 million
•Awarded first printed circuit board assembly ("PCBA") contract with production expected to begin in 2029

Financial Summary
For the third quarter of 2026, the Company reported net sales of $647.7 million, compared to net sales of $655.2 million in the third quarter of 2025. Automotive unit performance during the quarter was consistent with expectations; however, revenue for the quarter was approximately $35 million below the Company's forecast at the beginning of the quarter due to certain customer issues and delayed launches in the quarter. North American automotive revenue for the third quarter of 2026 increased approximately 3% compared to the third quarter of 2025 despite a 5% decline in regional light vehicle production. In Europe, automotive revenue performance produced a 13% year-over-year growth rate, apart from the Volkswagen program loss, which more than offset the growth in the rest of the region. Globally, automotive revenue performance achieved a 2% year over year growth apart from the previously announced headwinds in China and with VW. This performance occurred despite global light vehicle production declining by more than 2% year over year during the third quarter of 2026. Automotive revenue was driven from content growth across the Company’s primary automotive markets. In addition, revenue from the Company's other product categories grew meaningfully, led by a 27% year-over-year increase in Premium Audio revenue to $54.7 million, while Other Products, including Aerospace, Biometrics, Fire Protection, and Automotive Aftermarket, revenue collectively increased by 5% year over year.
“Our third quarter results demonstrate the resilience of our business and the continued benefits of our strategy to grow through technology, product mix, and diversification,” said Steve Downing, President and CEO. “Despite continued challenges in China and Europe, we delivered third quarter net sales that were relatively flat compared to the third quarter of 2025 even though revenue was approximately $35 million below our beginning-of-quarter forecast. Our results benefited from strong performance in North America through continued adoption of our advanced feature content, and from growth across our non-automotive product lines. In Europe, the continued rollout of DMS and ICMS products helped offset lower vehicle production and mirror unit shipments, which demonstrates the necessity and value of increasing content per vehicle. China remained a known headwind during the quarter, with previously discussed industry conditions continuing to pressure both unit shipments and revenue. Outside of automotive, our diversification strategy is gaining momentum, with non-automotive revenue increasing approximately 17% year over year and representing 15% of total Company revenue during the third quarter. In comparison, in the third quarter of 2025, non-automotive revenue was approximately 12% of total revenue.”
For the third quarter of 2026, the Company's gross margin was 33.4%, compared to a gross margin of 34.4% for the third quarter of 2025. The year-over-year change was primarily driven by higher precious metal costs and the impact of lower-than-anticipated sales, which resulted in unfavorable product mix and reduced operating leverage during the quarter. “While gross margin was below our expectations for the quarter, the underlying drivers were relatively concentrated. The higher precious metal costs which increased bill of material costs has been an ongoing headwind over the last few quarters as these commodity prices have increased significantly. And despite the impressive performance from the operations teams, the sales shortfall versus our beginning of quarter forecast reduced operating leverage for the quarter. We remain focused and confident in the Company’s ability to engineer solutions to help offset the inflationary cost environment that exists in a number of different commodity areas,” remarked Downing.
Consolidated operating expenses during the third quarter of 2026 were $101.3 million, compared to operating expenses of $102.8 million in the third quarter of 2025. On a non-GAAP basis, adjusted operating expenses were $97.5 million in the third quarter of 2026, compared to $101.8 million in the third quarter of 2025, when adjusted for certain impairment and severance expenses during each of the quarters. “The decrease in operating expenses on a GAAP and an adjusted basis reflects the Company’s continued focus on managing operating expenses as sales growth has moderated during 2026. Despite the decrease in operating expenses, our teams continue to execute on a significant number of launches and core R&D initiatives that are imperative for us to achieve our strategic growth initiatives,” said Gentex COO and CTO Neil Boehm. “As demonstrated during our Shareholder and Investor Day in August, the Company is making meaningful progress on the development and launch of our dimmable visor product, which is scheduled to launch late next year. The team also continues to move our large area device R&D project closer to a qualified product, with a volume manufacturing footprint that can scale to support the significant volume we are expecting from customers once the product is fully validated,” concluded Boehm.
    Income from operations for the third quarter of 2026 was $115.1 million, compared to income from operations of $122.3 million for the third quarter of 2025. On a non-GAAP basis, adjusted income from operations was $118.8 million in the third quarter of 2026, compared to $123.4 million in the third quarter of 2025.
Total other loss was $7.8 million during the third quarter of 2026, compared to other loss of $1.8 million in the third quarter of 2025. On a non-GAAP basis, adjusted other loss was $3.1 million in the third quarter of 2026, compared to other income of $0.4 million in the third quarter of 2025. The year-over-year change primarily reflects certain credit loss reserves and investment-related charges, partially offset by higher investment income and gains on asset and investment sales.
During the third quarter of 2026, the Company had an effective tax rate of 15.5%, compared to an effective tax rate of 16.3% during the third quarter of 2025.
Net income attributable to Gentex for the third quarter of 2026 was $90.6 million, compared to $101.0 million in the third quarter of 2025. On a non-GAAP basis, adjusted net income attributable to Gentex was $97.8 million in the third quarter of 2026, compared to $103.7 million in the third quarter of 2025.
Earnings per diluted share attributable to Gentex for the third quarter of 2026 were $0.43, compared to earnings per diluted share of $0.46 for the third quarter of 2025. On a non-GAAP basis, adjusted earnings per diluted share were $0.47 for the third quarter of 2026, and for the third quarter of 2025.
Segment Revenue
Automotive
    Automotive net sales were $552.5 million in the third quarter of 2026, compared to $573.7 million in the third quarter of 2025. Automotive revenue performance during the quarter reflected expected unit trends and strong content growth across the Company’s primary markets. Reported results included discrete headwinds in China and from the VW program loss. Excluding these items, automotive revenue increased approximately 2% quarter over quarter, led by significant North American market outgrowth and a 13% growth in Europe (excluding the VW program loss), supported by favorable product mix and increased electronic content per vehicle.
Premium Audio
Net sales from the Premium Audio category were $54.7 million in the third quarter of 2026, compared to $43.0 million in the third quarter of 2025, an increase of approximately 27%.
Other Products
Net sales from the Other Products category were $40.5 million in the third quarter of 2026, which was a 5% increase compared to the third quarter of 2025. Growth was driven primarily by Aerospace and
Fire Protection revenues, which increased 135% and 36%, respectively, but were partially offset by lower aftermarket and accessory sales.
Share Repurchases
During the third quarter of 2026, the Company repurchased 5.7 million shares of its common stock at an average price of $23.44 per share, for a total of $132.6 million. Year-to-date, the Company has repurchased 11.6 million shares for a total of $270.2 million, at an average price of $23.28 per share. As of September 30, 2026, the Company had approximately 24.3 million shares remaining available for repurchase under its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in support of the previously disclosed capital allocation strategy, but share repurchases will vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s light vehicle production assumptions are based on the mid-October 2026 Mobility Global outlook. Global light vehicle production is forecast to decline approximately 4% in the fourth quarter of 2026 and approximately 2% for full-year 2026, compared with the respective prior-year periods. Global light vehicle production is expected to increase approximately 1% in 2027, compared to 2026; however, production in the Company’s primary automotive markets of North America, Europe, and Japan/Korea is forecasted to decline approximately 1%, with growth concentrated in China and other markets. Forecasted production volumes for the fourth quarter of 2026 and calendar years 2026 and 2027 are presented below.

Light Vehicle Production (Mobility Global mid-Oct light vehicle production forecast)
(in Millions)
Region	Q4 2026	Q4 2025	% Change	Calendar Year 2027	Calendar Year 2026	Calendar Year 2025	2027 vs 2026 % Change	2026 vs 2025 % Change
North America	3.50	3.58	(2)%	15.10	14.99	15.27	1%	(2)%
Europe	4.28	4.34	(1)%	16.90	17.16	17.05	(2)%	1%
Japan and Korea	3.18	3.10	3%	11.87	12.26	12.07	(3)%	2%
China	8.98	9.79	(8)%	31.52	31.01	33.10	2%	(6)%
Total Light Vehicle Production	19.94	20.81	(4)%	75.39	75.42	77.49	—%	(3)%

Based on actual results for the first nine months of 2026, the updated Mobility Global light vehicle production forecast, and the Company’s expectations for its Automotive, Premium Audio, and Other Products categories, the Company is updating certain elements of its full-year 2026 guidance as set forth below. The updated guidance reflects the anticipated impact of all known tariffs effective as of October 23, 2026.
2026 Annual Guidance (as of October 23, 2026)

•Consolidated Revenue: Approximately $2.65 billion (previously $2.65 – $2.75 billion)

•Gross Margin: 34.0% – 34.5% (previously 34.5% – 35.5%). The updated guidance includes an estimated $10 million to $15 million of incremental cost increases that are expected in the fourth quarter of 2026, with related recoveries not anticipated to be reimbursed until the first half of 2027.

•Operating Expenses (excluding severance and impairments): $395 – $410 million (previously $405 - $415 million)

•Tax Rate: 16% – 16.5% (previously 16% -17%)

•Capital Expenditures: $100 – $115 million (previously $115 - $125 million)

•Depreciation & Amortization: $100 – $105 million (previously $100 - $110 million)

2027 Revenue Guidance
Based on the mid-October 2026 Mobility Global light vehicle production forecast and the Company’s current expectations for Automotive, Premium Audio, and Other Products revenue, the Company is maintaining its 2027 revenue outlook of $2.80 billion to $2.90 billion. This outlook assumes light vehicle production in the Company’s primary markets declines approximately 1% in 2027.
Closing Remarks
“As we look ahead, we are increasingly confident in the growth opportunities in front of us,” said Downing. “We are beginning to see the impact of our broader product and growth strategy reflected in our forward-looking guidance. Despite a light vehicle production environment in our primary markets that is currently expected to decline approximately 1% in 2027, we are maintaining our 2027 revenue outlook of $2.80 billion to $2.90 billion, which is a significant acceleration in outgrowth versus the underlying market. We believe the growing divergence between our revenue expectations and the underlying light vehicle production environment reflects the increasing contribution from new technology, higher content per vehicle, and our diversifying customer base. The progress we demonstrated at our Shareholder and
Investor Day in August provides further evidence of how far several of these programs have advanced towards commercialization, including our interior visor program and the large area device product portfolio. Launches of our fourth-generation FDM are now in full swing, and our engineering teams continue to improve product design and cost while delivering some of the most advanced technology and features we have ever offered our customers. We are also pleased to announce that during the third quarter we secured our first PCBA business award, with production currently expected to begin in 2029. This award represents another important opportunity to leverage Gentex’s advanced manufacturing capabilities in new products and markets, and we are actively pursuing additional PCBA opportunities with anticipated production timelines beginning in or around the same period. While we remain optimistic regarding our future growth opportunities, we are actively managing the challenges developing across the supply chain. Significant demand for memory and other electronic components is creating supply constraints and cost pressure across much of the electronics industry. Additionally, precious metals pricing is increasingly volatile with many of the metals used in our core products experiencing significant cost increases over the last year. And while these cost headwinds are expected to continue into the fourth quarter, our teams are actively engaged with our customers to establish the need for appropriate reimbursement. Additionally, our engineering teams are committed to pursuing design changes and other cost-reduction opportunities to mitigate these pressures. We believe the combination of higher content, new product launches, diversification, and expansion into new markets is changing the growth profile of the Company. We are also convinced that achieving our growth objectives while we focus our internal efforts to offset the many cost pressures facing the industry can combine with our aggressive approach to share repurchases to create meaningful long-term shareholder value,” concluded Downing.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “confident,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely", “may,” “opinion,”
“optimistic,” “outlook,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers, including the ability to be reimbursed for increasing costs; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); delays in program launches; changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates and uncertainties in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation, including securities litigation relating to the conduct of our business; our ability to successfully develop and commercialize new products and new markets (such as PCBA); and force majeure events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Q filed with the SEC, which risks and uncertainties include tariffs and supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by Mobility Global Light Vehicle Production Forecast of October 15, 2026 (http://www.gentex.com/forecast-disclaimer).
Third Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, October 23, 2026. Participants who wish to ask questions may register for the call at https://register-conf.media-server.com/register/BIf16d76cd30ef4ccb9104c3f057fb46e5. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/xisihger/. A webcast replay will be available approximately 24 hours after the conclusion of the call at https://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, and consumer electronics. Visit the Company’s web site at https://www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
616.931.3505

Exhibit 99.1

GENTEX CORPORATION
AUTOMOTIVE SALES BY REGION
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
Region	Q3 2026	Q3 2025	% Change	YTD 2026	YTD 2025	% Change
North America	$263,279	$255,942	3%	$781,212	$709,760	10%
Europe+	126,624	126,798	—%	419,508	423,080	(1)%
Japan/Korea	129,005	140,126	(8)%	380,147	429,393	(11)%
China	22,072	39,107	(44)%	82,686	115,143	(28)%
Rest of World	11,541	11,686	(1)%	29,976	38,277	(22)%
Total	$552,521	$573,659	(4)%	$1,693,529	$1,715,653	(1)%

+VW’s European business represented an approximately $16.6 million quarter over quarter revenue headwind and a $37.5 million year to date revenue headwind during the third quarter.

GENTEX CORPORATION
LIGHT VEHICLE PRODUCTION BY REGION
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
Region	Q3 2026	Q3 2025	% Change	YTD 2026	YTD 2025	% Change
North America*	3,785	3,970	(5)%	11,484	11,696	(2)%
Europe*	3,905	3,872	1%	12,879	12,710	1%
Japan/Korea*	2,893	2,923	(1)%	9,074	8,993	1%
China	7,875	8,366	(6)%	22,022	23,304	(6)%
Rest of World	4,274	3,966	8%	12,325	11,577	6%
Total	22,732	23,097	(2)%	67,784	68,280	(1)%

*Primary Markets	10,583	10,765	(2)%	33,437	33,399	—%

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net Sales	647,709,651	655,236,055	1,974,452,482	1,889,867,355

Cost of Goods Sold	431,378,974	430,069,318	1,288,497,162	1,247,676,128
Gross Profit	216,330,677	225,166,737	685,955,320	642,191,227

Engineering, Research & Development	51,568,685	52,634,707	152,480,305	150,030,348
Selling, General & Administrative	45,925,812	49,686,902	145,755,108	128,135,262
Impairment Charges	3,000,000	—	5,800,000	—
Severance Expense	776,979	518,190	1,862,392	10,191,438
Operating Expenses	101,271,476	102,839,799	305,897,805	288,357,048

Income from Operations	115,059,201	122,326,938	380,057,515	353,834,179

Other Income/(Loss)	(7,842,477)	(1,756,230)	(17,964,539)	(4,165,750)
Income (Loss) Before Income Taxes	107,216,724	120,570,708	362,092,976	349,668,429

Income Tax Provision	16,651,840	19,684,004	58,923,261	58,257,230

Net Income (Loss)	90,564,884	100,886,704	303,169,715	291,411,199
Less: Net Income (Loss) attributable to non-controlling interest	—	(81,206)	(539,730)	(470,340)
Net Income (Loss) Attributable to Gentex Corporation	$90,564,884	$100,967,910	$303,709,445	$291,881,539

Earnings Per Share Attributable to Gentex Corporation(1)
Basic	$0.43	$0.46	$1.44	$1.31
Diluted	$0.43	$0.46	$1.44	$1.31

Cash Dividends Declared per Share	$0.12	$0.12	$0.36	$0.36

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
	(Unaudited)	(Note)
ASSETS
Cash and Cash Equivalents	$136,444,273	$145,645,715
Short-Term Investments	9,225,472	5,386,566
Accounts Receivable, net	404,572,897	368,517,569
Inventories, net	550,087,498	516,253,617
Other Current Assets	80,554,516	92,631,001
Total Current Assets	1,180,884,656	1,128,434,468

Plant and Equipment - Net	775,713,271	790,935,378

Goodwill	360,854,260	357,211,919
Long-Term Investments	233,639,174	272,975,939
Intangible Assets, net	180,793,694	189,341,387
Deferred Tax Asset	118,557,294	108,338,592
Patents and Other Assets, net	90,043,020	81,355,151
Total Other Assets	983,887,442	1,009,222,988

Total Assets	$2,940,485,369	$2,928,592,834

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$404,425,501	$387,542,969
Other Non-current Liabilities	50,945,536	49,209,006
Deferred Income Taxes	1,209,205	908,922
Redeemable Non-controlling Interest	—	3,102,213
Shareholders' Investment	2,483,905,127	2,487,829,724
Total Liabilities & Shareholders' Investment	$2,940,485,369	$2,928,592,834

Note: The condensed consolidated balance sheet at December 31, 2025 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release, the Company has provided information regarding certain non-GAAP financial measures, which are reconciled to their most directly comparable GAAP financial measure in the following schedules. Use of the term "adjusted" or "excluding" in connection with a financial measure identifies and reflects a non-GAAP financial measure.

Beginning in the first quarter of 2026, the Company revised its non-GAAP presentation to include Adjusted Other (Loss) Income. As a result, prior-period non-GAAP measures presented herein have been revised to conform to the current presentation. Management believes the revised presentation enhances period-over-period comparability and provides investors with a more consistent view of the Company's performance. These revisions affect only the presentation of non-GAAP financial measures and do not affect the Company's previously reported GAAP results.

Non-GAAP Financial Measures: The Company has presented Adjusted Operating Expenses, Adjusted Income from Operations, and Adjusted Other (Loss) Income as supplemental measures of the Company's performance. Current quarter Adjusted Operating Expenses, Adjusted Income from Operations, and Adjusted Other (Loss) Income exclude impairment charges, acquisition related costs, and severance costs, in each case as set forth in the table below.

	(Unaudited)
	Three Months Ended September 30,
	Consolidated 2026	Consolidated 2025

Operating Expenses - GAAP	$101,271,476	$102,839,799
Less:
Impairment Charge - Intangible Assets	3,000,000	—
Acquisition Related Costs	—	568,040
Severance Costs	776,979	518,190
Adjusted Operating Expenses - (Non-GAAP)	$97,494,497	$101,753,569

Income from Operations - GAAP	$115,059,201	$122,326,938
Less:
Impairment Charge - Intangible Assets	3,000,000	—
Acquisition Related Costs	—	568,040
Severance Costs	776,979	518,190
Adjusted Income from Operations - (Non-GAAP)	$118,836,180	$123,413,168

Other (Loss) Income - GAAP	$(7,842,477)	$(1,756,230)
Less:
Impairment Charge - Technology Investment	(4,744,703)	(2,194,148)
Adjusted Other (Loss) Income - (Non-GAAP)	$(3,097,774)	$437,918

Exhibit 99.1
Adjusted Net Income and Adjusted Earnings per Share: Adjusted Net Income and Adjusted Earnings per Share are presented as supplemental measures of the Company's performance. Adjusted Net Income is defined as Net Income adjusted for impairment charges, acquisition related costs, and severance costs during the third quarter of 2026 and third quarter of 2025. Adjusted Earnings per Share is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

	(Unaudited)
	Three Months Ended September 30,
	2026 Consolidated	2025 Consolidated

Net Income Attributable to Gentex Corporation - GAAP	$90,564,884	$100,967,910
Impairment Charges - Intangible Assets, net of tax	2,534,070	—
Acquisition Related Costs, net of tax	—	475,304
Severance Costs, net of tax	656,306	433,592
Impairment Charges - Technology Investment, net of tax	4,007,803	1,835,938
Net Income (Loss) Attributable to Gentex Corporation - (Non-GAAP)	$97,763,063	$103,712,744

Adjusted Earnings Per Share:
Basic	$0.47	$0.47
Diluted	$0.47	$0.47

The Company believes that the presentation of these non-GAAP financial measures provides insight into the Company's core performance and trends with respect to the same. Management of the Company similarly uses such non-GAAP financial measures in assessing the business internally.